Exhibit 99.2

Dear SRA Colleagues,

My letter to you in January regarding our consideration of potential sale offers said that any decision regarding the future of SRA would be made only after a careful evaluation of whether or not an offer was in the best interests of our employees, customers and shareholders. With those objectives in mind, I am pleased to inform you that we have agreed that Providence Equity Partners will buy SRA at a price of $31.25 per share for a total value of $1.88 billion.

Providence Equity is a leading, highly regarded private equity firm with a long track record of success across a wide range of sectors. They also have deep experience in our industry. Additionally, Providence has a world-class management team that understands and supports our values, which are epitomized by honesty and service. This is very important to me, and I know it is to you. Furthermore, working with Providence, we will be able to pursue a thoughtful business plan and succeed in the market.

I am very proud of SRA. Our long history for quality work and customer satisfaction has led to a stellar reputation. Our care for one another has created a great workforce, and our service to our communities is a good model for generosity to the less fortunate. I look forward to emphasizing our core values and culture even more in the future. To that end, I am so optimistic about this being the right move for SRA that I will invest a significant portion of my proceeds from the sale back into our company. Therefore, I shall have a meaningful stake in its future success.

As you may know, I own approximately 20% of the equity of SRA, and control 71% of the voting power. Therefore, in October 2010, to ensure the neutrality of the process, the SRA Board of Directors formed a Special Committee of independent directors to explore the possibility of a transaction such as the one we announced today. The Special Committee retained its own financial adviser and legal counsel. Both of those firms were independent of SRA management and me. In view of their rigorous attention to a fair process, I am confident that the Special Committee, its independent advisors and our Board of Directors have engaged in a thorough process and have made a decision that is in the best interests of all SRA shareholders. I have every reason to believe this new partnership will be good for our employees and our customers.

I know that many of you have questions about today’s announcement. Therefore, please read the press release and the list of frequently asked questions. We are in the early stages of this process, but I can assure you that we will make every possible effort to keep you informed as we move forward.

For more than 30 years, we have worked to build SRA into a wonderful firm. That would not have been possible without the hard work and dedication of many people like you. I hope that each of you shares my excitement about the future.

Sincerely,

/s/Ernst Volgenau

Important Additional Information

SRA will be filing a proxy statement and other relevant documents concerning the acquisition with the SEC. This press release does not constitute a solicitation of any vote or approval. We urge investors to read the proxy statement and any other documents to be filed with the SEC in connection with the acquisition or incorporated by reference in the proxy statement because they will contain important information.

Investors will be able to obtain these documents free of charge at the SEC’s Web site (www.sec.gov). In addition, documents filed with the SEC by SRA will be available free of charge from SRA International, Inc., c/o Investor Relations, 4350 Fair Lakes Court, Fairfax, VA 22033, or by telephone at 703.502.7731 or by email to Investor@sra.com.

The directors, executive officers and certain other members of management and employees of SRA may be deemed “participants” in the solicitation of proxies from stockholders of SRA in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of SRA in connection with the proposed acquisition will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the SRA’s executive officers and directors in its Annual Report on Form 10-K for the year ended June 30, 2010 and in its definitive proxy statement filed with the SEC on September 17, 2010.

Forward-Looking Statements

Any statements in this press release about prospective performance and plans for SRA, the expected timing of the completion of the merger and the ability to complete the merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to complete the merger due to the failure to obtain shareholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (iii) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, (iv) risks related to disruption of management’s attention from SRA’s ongoing business operations due to the transaction; (v) the effect of the announcement of the acquisition on SRA’s relationships with its customers, operating results and business generally; and (vi) the requirement of approval of the acquisition by a majority of the outstanding shares of SRA Class A Common Stock (excluding shares beneficially owned by Dr. Volgenau).

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of March 31, 2011. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to March 31, 2011. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Annual Report on Form 10-K of SRA for the fiscal year ended June 30, 2010, which was filed with the SEC on August 12, 2010, under the heading “Item 1A-Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K filed with the SEC by SRA.

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